UNITED STATES
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                      SECURITIES AND EXCHANGE COMMISSION
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                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
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                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
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                             (AMENDMENT NO.  2 )*
                       Health South Rehabilitation Corp.
       _________________________________________________________________
                               (Name of Issuer)
                                    Common
       _________________________________________________________________
                        (Title of Class of Securities)
                                   421924101
                         ____________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class
of securities described in Item 1;      and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

                              Page 1 of 3 pages

CUSIP NO. 421924101
          ---------
                                     13G
_______________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             State of Wisconsin Investment Board
                39-6006423
_______________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                         (a)_____
             Not Applicable                                     (b)_____
_______________________________________________________________________________
3        SEC USE ONLY


_______________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

             Madison, Wisconsin
_______________________________________________________________________________
                    5        SOLE VOTING POWER
    NUMBER OF                      Less than 5%
       SHARES       __________________________________________________________
 BENEFICIALLY       6        SHARED VOTING POWER
    OWNED BY                       Not Applicable
         EACH       __________________________________________________________

   REPORTING        7        SOLE DISPOSITIVE POWER
      PERSON                       Less than 5%
        WITH                __________________________________________________
                    8        SHARED DISPOSITIVE POWER
                                   Not Applicable
______________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Less than 5%
_____________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
             Not Applicable
______________________________________________________________________________
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             than 5%
______________________________________________________________________________
12        TYPE OF REPORTING PERSON *

             EP (Public Pension Fund)
______________________________________________________________________________

                     * SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 2 of 3 pages

ITEM 1.  ISSUER
        (a)     Health South Rehabilitation Corp.
        (b)     Two Perimeter Park S.
                Birmingham, Alabama 35243
ITEM 2.  PERSON FILING
        (a)     State of Wisconsin Investment Board
        (b)     P.O. Box 7842
                Madison, WI 53707
        (c)     Wisconsin State Agency
        (d)     See cover page
        (e)     See cover page

ITEM 3. THIS STATEMENT IS FILED PURSUANT TO 13D-1(B) OR 13D-2(B) AND THE STATE OF WISCONSIN INVESTMENT BOARD IS A GOVERNMENT AGENCY WHICH MANAGES PUBLIC PENSION FUNDS SUBJECT TO PROVISIONS COMPARABLE TO ERISA.

ITEM 4. OWNERSHIP
        (a)     See Row 9 on Page 2
        (b)     See Row 11 on Page 2
        (c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING _X_.

ITEM 6.  NOT APPLICABLE

ITEM 7.  NOT APPLICABLE

ITEM 8.  NOT APPLICABLE

ITEM 9.  NOT APPLICABLE

ITEM 10. CERTIFICATION
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

        After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 13, 1995
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                                     Date

                                 George Natzke
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                                   Signature

                         George Natzke, Administrator
                         ----------------------------
                                  Name/Title
                                  Page 3 of 3